CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made by and between Mark J. Pykett, V.M.D., Ph.D., an individual residing at 223A Main Street, Boxford, MA 01921 (“Consultant”), and Navidea Biopharmaceuticals, Inc., a Delaware corporation, with principal offices located at 5600 Blazer Parkway, Suite 200, Dublin, OH 43017-7550 (“Company”), who together are sometimes referred to herein as the “Parties.”

Recitals

A.            Pursuant to a Separation Agreement and Release between the Parties dated May 31, 2014 (“Separation Agreement”), Consultant’s employment as the Chief Executive Officer of the Company has been terminated.

B.            The Company wishes to retain the services of Consultant as an independent consultant upon the terms and conditions set forth in this Agreement.

Statement of Agreement

In consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and legal adequacy of which is hereby acknowledged, accepted and agreed to, the Parties hereby agree as follows:

1.	Engagement.

(a)	This Agreement shall take effect on June 1, 2014 (the “Effective Date”) provided that the Separation Agreement is in effect on the Effective Date. For a term beginning on the Effective Date and ending December 31, 2014, or the earlier termination of this Agreement pursuant to Section 5, Company hereby engages Consultant and Consultant hereby accepts engagement from Company to provide such services as may be reasonably requested by the Chief Executive Officer of Company, and other officers of the Company authorized by its Board of Directors (“Authorized Officers”), including advice and assistance to the Company with respect to scope of services described in Section 1(b) below. Consultant shall use good faith efforts to respond to requests for his services under this Agreement in a timely, responsive and efficient manner, and shall devote substantially all of Consultant’s business time thereto. Consultant agrees not to become engaged in any other business activity which, in the reasonable judgment of the Board of Directors of the Company (“Board”), is likely to materially interfere with Consultant’s ability to discharge his duties and responsibilities to the Company hereunder. Nothing herein shall preclude Consultant from: (i) serving on the boards of directors of other for-profit companies that do not compete with the Company, (ii) serving on civic or charitable boards or committees and (iii) managing personal investments, so long as all such activities described in (i) through (iii) above do not materially interfere with the performance of Consultant’s duties and responsibilities under this Agreement. Consultant acknowledges and agrees that he is not an agent of the Company or any of its affiliates, and except as may be expressly authorized or directed by an Authorized Officer, Consultant is not authorized to, and shall not, have any contact with the Company's or its affiliates’ employees, suppliers, vendors or other persons with respect to the business or other affairs of the Company or its affiliates, and Consultant is not authorized to take any actions binding upon or in the name of the Company or any of its subsidiaries or affiliates.

(b)	The scope of Consultant’s services are: (i) oversight of clinical-regulatory activities and, in consultative role with the Authorized Officers, (ii) assistance with commercial activities, including Lymphoseek® life-cycle management activities and investigator-initiated clinical studies, (iii) assistance with overall program management and personnel management, (iv) responsibility for management of the Manocept platform as director of Manocept technology development, including business development opportunities for the technology, which may include rheumatoid arthritis and cardiovascular indications, and (iv) assistance to the Authorized Officers with business development, including partnering activities for Lymphoseek in Europe and China, and potential partnering for the Company’s neurotracers.

2.	Compensation of Consultant. As compensation for the services to be performed by Consultant and in exchange for his obligations under the noncompete, nonsolicitation and confidentiality provisions of this Agreement:

(a)	the Company shall pay to Consultant a consulting fee at the rate of $27,500.00 per month, which will be paid semi-monthly during the term of this Agreement by direct deposit to the Consultant’s account. In addition to cash compensation, the Company agrees to reimburse Consultant with fifteen (15) days, for reasonable out-of-pocket expenses incurred by Consultant in connection with the services performed under this agreement, provided, however, that Consultant shall not incur any expense in excess of $1,000 in any monthly period without prior written authorization of an Authorized Officer. Consultant’s travel shall be consistent with the travel policies of the Company. These expenses include but are not limited to airfare, hotel lodging, meals, transportation, and overnight express mail. Consultant shall render a monthly itemized statement detailing the expense reimbursements due hereunder, accompanied by copies of receipts for all expenses consistent with Company policies.

(b)	the Company shall grant to Consultant under the Company’s Fourth Amended and Restated 2002 Stock Incentive Plan (“Plan”) a restricted stock award of 40,000 shares of the Company’s common stock, $.001 par value, to vest as follows:

(i)	as to 20,000 shares, on December 31, 2014, provided this Agreement has not terminated prior to such date;

2

(ii)	as to 10,000 shares, on December 1, 2014, provided that a business transaction involving the Company’s Manocept platform (other than with respect to Lymphoseek) has been consummated on or before such date and before the expiration or termination of this Agreement;
(iii)	as to 5,000 shares, on December 1, 2014, provided that a Lymphoseek sNDA has been approved by U.S. FDA on or before such date and before the expiration or termination of this Agreement; and
(iv)	as to 5,000 shares, on December 1, 2014, provided the Lymphoseek MAA has been approved by the European Medicines Agency on or before such date and before the expiration or termination of this Agreement.

Notwithstanding the provisions of clauses (ii) through (iii) above, if this Agreement has been terminated by the Company for reason other than a breach by Consultant, or if this Agreement terminates on December 31, 2014 as a result of the expiration of its term, and Consultant has provided services hereunder contributing to the achievement of a milestone specified in any of such clauses (ii) through (iii), the vesting date specified such clause shall be extended for a period of six (6) months following the date of termination or expiration of this Agreement. These restricted stock awards shall be subject to the terms of the Plan and any separate award agreement(s) with respect to such awards.

3.	Confidentiality.

(a)	The Company is prepared to make available to Consultant certain information concerning the business, financial condition, operations, assets and liabilities, or other internal and confidential business information of the Company in connection with the performance of his duties hereunder. As a condition to such information being furnished to Consultant, Consultant agrees to treat any information concerning the Company (whether prepared by the Company, its officers, advisors, Board, or otherwise and irrespective of the form of communication) which is furnished to Consultant now or in the future by or on behalf of the Company (herein collectively referred to as the “Confidential Information”) in accordance with the provisions of this Agreement, and to take or abstain from taking certain other actions hereinafter set forth. The term “Confidential Information” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by Consultant, which contain, reflect or are based upon, in whole or in part, the information furnished to Consultant, pursuant hereto. The term “Confidential Information” does not include information which: (i) is or becomes generally available to the public other than as a result of a disclosure by Consultant, or (ii) becomes available to Consultant on a non-confidential basis from a source other than the Company (including the Company’s directors, officers, employees or agents), or any of its attorneys, accountants, investors, consultants, bankers and financial advisors, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information.

3

(b)	Consultant hereby agrees that Consultant shall use the Confidential Information solely for the purpose of rendering the services contemplated by this Agreement, that the Confidential Information will be kept confidential and that Consultant and will not disclose any of the Confidential Information in any manner whatsoever; provided, however, that Consultant may make any disclosure of such information to which the Company gives its prior written consent. Consultant acknowledges that the Confidential Information may contain material nonpublic information about the Company, and that he is aware that the U.S. securities laws prohibit a person in possession of material nonpublic information of a company from purchasing or selling securities of that company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

4.	Noncompetition and Nonsolicitation.

(a)	Consultant agrees that during the term of this Agreement and for a period of one (1) year thereafter, Consultant will not: (i) enter into the employ of or render any services or advice to any person, firm, or corporation, which is engaged, in any part, in a Competitive Business (as defined below) anywhere in the world; (ii) engage in any Competitive Business for his own account; (iii) become associated with or interested in, through contract, retention, by employment or otherwise, any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor, or in any other relationship or capacity; (iv) solicit, interfere with, or endeavor to entice away from the Company, any of its customers, strategic partners, investors, or sources of supply; or (v) hire any person who is an employee of the Company or any subsidiary or affiliate, or otherwise induce or attempt to induce any employee of the Company or any subsidiary or affiliate to leave the employ of the Company or such entity, or in any way interfere with the relationship between the Company or any subsidiary or affiliate and any employee thereof.

(b)	Nothing in this Agreement shall preclude Consultant from investing his personal assets in the securities of any Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than one percent (1%) of the publicly-traded equity securities of such Competitive Business. “Competitive Business” for purposes of this Agreement shall mean any business or enterprise which:

i.	is engaged anywhere in the world in (A) the development and/or commercialization of products and/or systems for use in the pre-operative or intraoperative detection of cancer, (B) the development and/or commercialization of radiopharmaceuticals or other imaging or contrast agents (i) for use in lymphoscintigraphy or lymphatic mapping, (ii) that bind to mannose receptors; or (iii) for use in the diagnosis of 1) breast cancer, melanoma, or head and neck cancer, 2) Alzheimer’s disease, dementia or mild cognitive impairment; 3) Parkinson’s disease, tremor or movement disorders, 4) rheumatoid arthritis, 5) Kaposi’s sarcoma, 6) vulnerable plaque, or 7) tuberculosis.

4

ii.	is reasonably understood to be competitive in any geographic market or product market with products and/or systems described in clause i above, or

iii.	the Company engages in during the term of this Agreement pursuant to a determination of the Board, and from which the Company derives revenue or in which the Company has made a capital investment.

(c)	Consultant acknowledges that the limitations contained in this Section 4 are an essential term and consideration for the execution of this Agreement by the Company and that the time and geographic limitations are reasonable and necessary to protect the Company and its business interests. The Company shall be entitled to injunctive relief, damages, reasonable attorneys' fees and expenses in connection with any legal or equitable action by the Company in connection with a breach or threatened breach by Consultant of Sections 3 or 4 of this Agreement.

5.	Termination. The obligation of Consultant to provide services under this Agreement, and the Company's obligation to provide compensation to Consultant under this Agreement, shall terminate upon the first to occur of the following: (a) December 31, 2014; or (b) the death or permanent disability of Consultant. In addition, this Agreement may be terminated by Consultant at any time by giving thirty (30) days prior written notice of termination. This Agreement may be immediately terminated by the Company if the Consultant: (w) is formally charged with a felony (other than a traffic offense), or any crime involving moral turpitude, that in the reasonable good faith judgment of the Board would result in material damage to the Company or its reputation, or would materially interfere with the performance of Consultant’s obligations under this Agreement; (x) engages in acts of fraud, embezzlement, theft or other material dishonesty directed against the Company; (y) materially breaches any duty or obligation of Consultant under this Agreement that is not cured to the Company’s reasonable satisfaction within fifteen (15) business days after written notice thereof by the Company; or (z) Consultant revokes his acceptance of the Separation Agreement. In the event of such termination by the Company all twelve (12) payments to Consultant under this Agreement shall cease at the time of termination, and the Company shall have no further obligations to Consultant hereunder.

5

6.	Notices. All notices required or permitted herein must be in writing and shall be deemed to have been duly given the first business day following the date of service if served personally, on the first business day following the date of actual receipt if delivered by email, telecopier, telex or other similar communication to the party or Parties to whom notice is to be given, or on the third business day after mailing if mailed to the party or Parties to whom notice is to be given by registered or certified mail, return receipt requested, postage prepaid, to the Consultant and to the Company at the addresses set forth below, or to such other addresses as either party hereto may designate to the other by notice from time to time for this purpose.

Consultant:	Mark J. Pykett, V.M.D., Ph.D.

223A Main Street

Boxford, MA 01921

email: [●]

With a copy, which shall not constitute notice, to:

Rubin and Rudman LLP

50 Rowes Wharf, 3rd Floor

Boston, MA 02110

Attn: Peter B. Finn, Esq.

Company:	Navidea Biopharmaceuticals, Inc.

5600 Blazer Parkway, Suite 200

Dublin, OH 43017-7550

Attention:	Brent L. Larson, Executive Vice President and Chief Financial Officer

email: blarson@navidea.com

7.	Assignment; Binding Effect. This Agreement, being personal to Consultant, may not be assigned by Consultant. This Agreement may be assigned by the Company to any entity that acquires substantially all of the assets and business of the Company, whether by merger, acquisition of equity securities, or acquisition of assets so long as the assignee agrees, in writing, to be bound by the terms of this Agreement. This Agreement shall be binding upon the Parties and their respective legal successors and permitted assigns.

8.	Independent Contractor. Consultant shall have no authority to bind Company, or any of its subsidiaries or affiliates, to any agreement or obligation. The Parties will be deemed to have the relationship of independent contractors to each other, and nothing in this Agreement will be deemed to place the Parties in the relationship of employer-employee, principal-agent, partners or joint venturers.

9.	Governing Law and Venue. This agreement shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to its principles of conflicts of laws. Each of Consultant and the Company: (a) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted exclusively in the Court of Common Pleas of Franklin County, Ohio or in the United States District Court for the Southern District of Ohio, (b) waives any objection which such party may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the foregoing named courts in any such suit, action or procedure. Each of the Company and Consultant further agrees to accept and acknowledge service of any and all process which may be served in any suit, action or proceeding in the foregoing courts, and agrees that service of process upon the Company or Consultant mailed by certified mail to the address of the recipient otherwise appearing in this Agreement shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding.

6

10.	Equitable Relief. Consultant agrees that money damages would not be a sufficient remedy for any breach or threatened breach by Consultant of Sections 3 and 4 of this Agreement and that the Company shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and Consultant further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, but shall be in addition to all other remedies available to the Company at law or equity.

11.	Construction. The captions contained in this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. The language of this Agreement shall be construed as to its fair meaning and not strictly for or against any party.

12.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and there are no representations, warranties or agreements between the Parties, which are not expressed herein. This Agreement supersedes and replaces all prior understandings and agreements between the Parties hereto, whether written or oral, expressed or implied, with respect to its subject matter, it being understood and agreed, however, that this Agreement does not supersede or replace the Separation Agreement, which shall remain in full force and effect pursuant to its terms.

13.	Amendment. This Agreement may not be amended, modified, superseded, canceled or terminated, and any of the matters, covenants, representations, warranties or conditions hereof may not be waived, except by written instrument executed by the Parties hereto or, in the case of a waiver, by the party to be charged with such a waiver.

14.	Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, such court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable consistent with the intent of the Parties hereto.

15.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. Execution and delivery of this Agreement by facsimile transmission (including the delivery of documents in Adobe PDF format) shall constitute execution and delivery of this Agreement for all purposes, with the same force and effect as execution and delivery of an original manually signed copy hereof.

7

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

CONSULTANT		COMPANY

Navidea Biopharmaceuticals, Inc.

By:	/s/ Mark J. Pykett	By:	/s/ Gordon A. Troup
	Mark J. Pykett, V.M.D., Ph.D.		Gordon A. Troup, Chairman, hereunto duly authorized

Date:	05/31/14	Date:	05/31/14

8